UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  November 4, 2010

Date of Earliest Event Reported:  October 29, 2010

AdCare Health Systems, Inc.

(Exact Name of Registrant as specified in its Charter)

Ohio	31-1332119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5057 Troy Rd, Springfield, OH	45502-9032
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code

(937) 964-8974

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c)).

Item 1.01. Entry into a Material Definitive Agreement.

On October 29, 2010, AdCare Health Systems, Inc. (the “Company”) completed the Assignment and Transfer Agreement (“ATA”) entered on July 30, 2010, and previously reported on Form 8-K dated August 5, 2010, and on Form 8-K/A on August 16, 2010 both of which are hereby incorporated by reference.  At closing, the Company paid an additional $100,000 as an extension fee to extend the ATA from September 30, 2010, to October 31, 2010.  Additionally, the Company paid $375,000 as a security deposit.  The facilities are located in Georgia and consist of two skilled nursing facilities with an aggregate of 300 licensed skilled nursing beds.

The Company began leasing and managing the operations of the facilities that are part of the ATA beginning November 1, 2010, under the terms of the Third Amended and Restated Multiple Facilities Lease (the “lease”).  The lease assignor entered the lease with an initial term which began on March 1, 2003.  The first of three options to renew the lease was exercised by the lease assignor on May 1, 2010.  The renewal expires on April 30, 2022.  The Company has two additional options to renew the lease for a period of ten years each subject to certain terms and conditions.  The initial rent payments for the facilities will total $125,000 per month with an annual rate increase of 3% effective May 1 each year.  The amended and restated lease contains various covenants including a requirement for minimum qualified capital expenditures of $375 per licensed bed to improve the facilities.  The minimum qualified capital expenditure shall be increased annually in proportion to increases in the CPI.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Also on October 29, 2010, AdCare subsidiaries ADK Powder Springs Operators, LLC, ADK Lumber City Operator, LLC, ADK Jeffersonville Operator, LLC, ADK LaGrange Operator, LLC and ADK Thomasville Operator, LLC (collectively the “Borrowers”)  entered into a Credit Agreement (the “Agreement”) with a lender, Gemino Healthcare Finance, LLC, (the “Lender”) to provide a credit facility (the “Credit Facility”) in the maximum amount of $5,000,000 limited by certain borrowing base restrictions.  In addition, certain minimum balances are required to be maintained through the initial term of the credit facility. Borrowing under the Credit Facility is not limited to use by the Borrowers and may be used by the Company for various business purposes.  The Company agreed to guaranty the obligations of the subsidiaries under the Credit Facility.  The initial term of the Credit Facility ("Initial Term") shall expire on October 29, 2013. The Lender will make advances to the Borrowers from time to time in the form of revolving loans.  The aggregate amount of the revolving loans shall not exceed the maximum credit limit.  Initially, the Borrowers pledged as collateral their accounts receivable.  The Company will have the ability to add additional subsidiaries to the credit facility subject to certain terms and conditions with the Lender.  Each revolving loan is subject to interest on the outstanding principal amount thereof from the date made until such revolving loan is paid in full, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin (together, the "Interest Rate").  The Interest Rate on all amounts outstanding under the Credit Facility shall be adjusted daily based on the LIBOR Rate with a LIBOR Floor of 2.50% to 2.25% depending on the principal amount outstanding.  The Applicable Margin will be 4.75% to 5.00% depending on the principal amount outstanding.  The loan is subject to various fees including but not limited to the following:

•

A one time commitment fee of $50,000 paid to Lender.

•

An early termination fee of two percent (2.0%), if such early termination occurs on or prior to the first anniversary of the date of the Agreement; one percent (1.0%) if such early termination occurs after the first anniversary date of the Agreement but on or prior to the second anniversary of the date of this Agreement; and no Termination Fee shall be due if such early termination occurs after the second anniversary of the date of this Agreement.

•

An unused line fee equal to one-half percent (0.5%) per annum of the unused portion of the Credit Facility.

•

A collateral monitoring fee equal to one-half percent (0.5%) per annum of the average daily outstanding balance of the Revolving Loans during each month.

Borrowing under the Credit  Facility is limited to 85% of certain eligible accounts receivable of the Borrowers.  The initial borrowing limit established by the lender at closing was approximately $1,300,000.  The borrowing limit is reevaluated monthly based on the collateral provided by the accounts receivable of the Borrowers.  Conditions of the Agreement require the Borrowers to pay interest on a minimum balance of $1,000,000.  Consequently, the Borrowers drew $1,000,000 at closing and the Company has retained the proceeds for use as working capital in the operations of its facilities.  The Lender has first priority security interest in substantially all assets of the Borrowers.  Certain other financial covenants apply.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibits

Exhibit Number	Description of Exhibit
10.1	Third Amended and Restated Multiple Facilities Lease dated October 29, 2010.
10.2	Assignment and Assumption of Second Amended and Restated Multiple Facilities Lease and Consent of Lessor dated October 29, 2010.
10.3	Gemino Healthcare Finance, LLC Credit Agreement dated October 29, 2010.
10.4	Gemino Healthcare Finance, LLC Guaranty Agreement dated October 29, 2010
99.1	Press Release dated November 2, 2010.
99.2	Press Release dated November 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  November 4, 2010

ADCARE HEALTH SYSTEMS, INC.

By:  /s/ Scott Cunningham

Name: Scott Cunningham

Title:  Chief Financial Officer

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